Exhibit 10.73

Valued Ventures, LLC

250 East 54th Street Apt. 36C New York, New York 10022

Global Med Technologies, Inc.
Michael I. Ruxin, M.D.
Chairman and CEO
12600 West Colfax
Suite C-420
Lakewood, Colorado 80215-3734

Dear Mick:

This letter outlines the terms of the agreement (the “Agreement”) between Valued Ventures, LLC, a New York Limited Liability Company, (“Valued Ventures or “V.V.”) and Global Med Technologies, Inc. (“Global Med” or the “Company”), effective as of September 8, 2004, in connection with the advisory services to be rendered by Value Ventures as follows:

1)	Services to be rendered. The services that Valued Ventures will render to the Company under the terms of this Agreement will include the following:

a)

Valued Ventures will advise the Company on the qualifying and selection of Potential Investors to invest $4,000,000 or more in the Company and purchase 3,500,000 shares of AA Preferred Stock resulted from the Fourth Amendment to Loan Restructuring and Restatement Agreement, effective March 1, 2004 and/or investment in the Company via alternative vehicles (the “Transaction”). The Transaction must replace the 3,500,000 shares of AA preferred Stock with a security providing more favorable interest rates and/or dividend payments to the Company. In general, better terms than currently exist in the Fourth Amendment to Loan Restructuring and Restatement Agreement must be provided on terms acceptable to the Company.

b)

Valued Ventures shall assist the Company in preparing financial information and other materials (the “Disclosure Documents”) to be provided to the potential Investor interested in pursuing the Transaction.

c)	Valued Ventures may render such other advisory and investment relation services from time to time as may be agreed upon by Valued Ventures and the Company.

2)

Disclosure Documents. The Company represents that the Disclosure Documents will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein, or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading (other than information relating to Valued Ventures furnished in writing by Value Ventures expressly for use in the Disclosure Documents as to which the Company makes no representation or warranty). Valued Ventures recognizes and acknowledges that it is not authorized to make any representations or statements to any potential investor candidates, other than and to the extent that such representations and statements are contained in the Disclosure Documents. In performing its services hereunder, Valued Ventures shall be entitled to rely upon and assume, without assuming any responsibility for independent verification, the accuracy and completeness of all information that is publicly available and of all information that has been furnished to it by the Company or otherwise reviewed by Valued Ventures. Valued Ventures shall not assume any responsibility or have any liability therefore. Valued Ventures shall have no obligation to conduct any valuation or appraisal of any assets or liabilities.

3)

Exclusivity. Valued Ventures shall work for the Company on an exclusive basis in regards to the potential investors as identified by Valued Ventures as set forth on Schedule A attached hereto. Potential investors working directly with the Company and achieving a Transaction without the advisory services of Valued Ventures will not be covered under the terms of this agreement. The Company agrees to cooperate with Value Ventures in connection with the advisory services, including making appropriate officers or principals of the Company available for meetings with the Potential Investors. Valued Ventures shall not accept any compensation from a Potential Investor resulting from any Transaction with Company.

4)	Compensation and Expenses.

a)

Transaction Fee: The Company shall pay to Valued Ventures a fee equal to One Hundred Fifty Thousand Dollars ($150,000), plus 400,000 five-year warrants, exercisable @ a price equal to the average of the closing sale prices of the common shares for the ten (10) consecutive trading days prior to the close of the Transaction, to purchase up to 400,000 common shares, with piggy-back rights, payable upon completion of the Transaction described in paragraph 1(a). Except for the initial payment of one third ($50,000) of the Total Transaction Fee described below in Section 4(a)(i)(2), under no circumstances will the total combined fee paid by the Company to Valued Ventures and other advisory services exceed the cash payment of 10% of the total amount raised in the Transaction and the warrant distribution will not exceed 10% of the value of the securities issued and/or transferred in total as a result of the Transaction

i)	In the event of the Transaction being structured as a continuous secondary offering:

(1)

  The 400,000 five year warrants will be distributed upon the signing date of the Transaction @ the price agreed to the Commitment Shares of the Investor. Value Ventures cannot exercise or sell the 400,000 five year warrants until the entire $4 million has been received by the Company. If for any reason, or for no reason, the $4 million is not received by the Company and the continuous secondary offering ceases or fails to begin, then Value Ventures shall return pro rata any or all of the 400,000 five year warrants.

(2)

  One third ($50,000) of the total Transaction Fee will be paid upon the Company receiving at least $250,000 from the Investor. The balance of the Transaction Fee ($100,000) will be paid monthly on a pro rata basis. The pro rata basis shall be the percentage of the money received by the Company in relation to the next $3,750,000 received from the Investor.

b)	Expense Reimbursement: The Company will reimburse Value Ventures for all of its reasonable out-of-pocket pre-approved expenses, on a monthly basis, whether or not the Transaction is completed.

c)

No fees payable to any other advisor by the Company or any other person in connection with this Transaction shall reduce or impair the fees owed by the Company to Value Ventures under this Agreement, as long as Section 4(a) above is conformed to.

d)	Right of Warrant Issuance to Employees of Valued Ventures: Valued Ventures has the right to assign to its employees, any or all of the 400,000 five-year warrants described in 4) a) above.

5)

No Third Party Beneficiary. Any advice rendered by Valued Ventures pursuant to this Agreement is intended solely for the benefit and use of the Company and its management and Board of Directors in considering the matters to which this Agreement relates, is not on behalf of, and shall not confer rights or remedies upon, any person other than the Company, its management and Board of Directors, and may not be used or relied upon for any other purpose. No such advice may be disclosed publicly in any manner without Valued Ventures’ prior written approval and all advice will be treated by the Company as confidential.

6)

Term of Agreement. This Agreement shall commence as of the execution date of this letter and shall continue in effect for a period of three hundred sixty (360) days. Thereafter, this Agreement shall terminate immediately unless extended in writing by Valued Ventures and the Company. In addition, if the Company has not received a Terms Sheet during the term of this Agreement or Company has rejected all such Terms Sheets received from the Potential Investors and Company is not satisfied, in its sole discretion, with the services being provided by Valued Ventures, the Company may terminate this Agreement upon 24 hours prior written notice to Valued Ventures, in which event, V.V. shall be entitled to a pro rata portion of its retainer plus, in conformity with Paragraph 4(b) above, reimbursement of all pre-approved expenses incurred through the date of termination.

7)

Avoiding Discounts Regarding V.V. Rights. If, for any reason, V.V. fails to strictly to comply with the provisions of this Agreement, including, without limitation, the restrictions, representations, warranties and covenants set forth in Section 12 hereof, V.V. shall have no rights to any compensation under this Agreement.

8)

V.V. Functions Limited. The sole functions of V.V. shall be as set forth in Section 1 hereof. V.V. shall not, in any manner, offer or sell any investment in the Company. V.V. shall provide such assistance as the Company may request from time to time regarding the investment by a Potential Investor; the parties understanding that final approval of all such investments shall be the sole responsibility of the Company.

9)

Independent Status of V.V. V.V. shall, at all times, be an independent contractor hereunder, rather than an agent, consultant, co-venturer, employee or representative of the Company. V.V. shall work independently, without supervision or training by the Company, and shall not be required to work on a continuing daily basis or any specific work schedule, and shall not be provided with office space or administrative support by the Company. V.V. is permitted to engage in other business and ventures. V.V. shall be solely responsible for complying with any and all applicable laws, rules, ordinances and regulations, including, without limitation, those of the United States Securities Exchange Commission (“SEC”) and any state securities commission in connection with its activities, conduct and compensation hereunder.

10)	The Company Retains Absolute Discretion. The Company may, in its sole and absolute discretion, refuse to meet with or accept any investment from any Potential Investor.

11)

Confidentiality. V.V. shall execute and shall assist the Company in obtaining execution by any and all Potential Investor of any confidentiality agreements deemed necessary or proper by the Company to protect non-public, confidential, proprietary or other information.

12)	V.V.‘s Representation, Warranties, Covenants and Indemnification of the Company.

a)

Full Authority: V.V. warrants and represents to the Company that: (i) V.V. has the full unrestricted right to enter into this Agreement; (ii) by entering into this Agreement, V.V. is not violating or otherwise contravening any agreement to which V.V. is bound or any applicable law; and (iii) no person or entity must consent to the execution and performance of this Agreement by V.V.

b)

Access to Documents and Information: V.V. acknowledges access to all Company filings with the SEC, including, without limitation, annual reports on Form 10-K, quarterly reports on Form 10-Q and interim reports on Form 8-K, and represents that V.V. has carefully reviewed such documents and has been otherwise afforded an opportunity to fully inform itself as to the contents of such documents.

c)

Fraud and Bad Acts: V.V. represents and warrants to the Company that V.V. not now, and covenants that V.V. shall not in the future be; (i) subject to any order or decree of any governmental entity limiting, restricting or otherwise impeding V.V.‘s ability to lawfully perform V.V.‘s services under applicable law; or (ii) convicted within the previous ten (10) years of any felony or misdemeanor.

d)	Compliance with All Laws: V.V. covenants to the Company that V.V. shall comply with all applicable law in connection with the execution of this Agreement and V.V.‘s performance hereunder.

e)

Full Disclosure to the Company: Without limiting any other provision of this Agreement, V.V. agrees to fully disclose all activities in which V.V. is engaged pursuant to this Agreement and fully, fairly and accurately report the results of all contacts with Potential Investors hereunder.

f)

No Selling Efforts or Activities: V.V. hereby covenants and agrees that V.V. will not engage in any selling efforts or activities with respect to securities of the Company, and specifically and without limitation that V.V. will not:

i)	Assist in purchase and sale negotiations and/or sales efforts with Potential Investors;

ii)	Assist in structuring the transaction or terms of an investment in securities of the Company;

iii)	Solicit and/or make recommendations to Potential Investors with respect to securities of the Company;

iv)	Provide any advice concerning the valuation of securities of the Company or financial advisability of an investment in securities of the Company;

v)	Participate in any advertisement, endorsement, or general solicitation regarding an investment in securities of the Company and/or the Company;

vi)	Participate in the execution of any sales transaction, including, but not limited to, handling any funds of investors or securities of the Company;

vii)	Perform any investment analysis or assist in or provide financing for purchase of securities of the Company;

viii)	Advise or otherwise make any statements regarding the financial condition or business operations of the Company; and/or

ix)	Participate in the distribution of securities of the Company after the termination of this Agreement.

g)	Additional Representations and Warranties: V.V. hereby represents and warrants that:

i)	V.V. is not engaged in the business of securities transactions, and has previously acted as a finder, if at all, only in occasional isolated incidents, and not as a recurring part of V.V.'s business;

ii)

V.V. is not currently engaged in or acting as a broker for any public or private offerings of securities, or as a finder for any public offering of securities or any other private offering of securities;

iii)

V.V. will only furnish the names and contact information of Potential Investors with whom V.V. has a pre-existing business or personal relationship and who V.V. knows or reasonably believes to be Accredited Investors;

iv)	V.V. will promptly inform in writing all Potential Investors introduced to the Company that V.V. is receiving a finder's fee; and

v)	In connection with this Agreement, V.V. will not take any action that will require V.V. to register as a broker-dealer under any applicable law.

13)

Indemnity. The Company agrees to indemnify and hold harmless V.V., including any affiliated companies, and their respective officers, directors, controlling persons and employees and any persons retained in connection with a proposed investment (whether or not consummated) (the “Indemnitees”), from and against all claims, damages, losses, liabilities and expenses as the same are incurred (including any legal or other expenses incurred in connection with investigating or defending against any such loss, claim, damage or liability or any action in respect thereof), related to or arising out of its activities hereunder. Notwithstanding the foregoing, the Company shall not be liable for indemnity under this Agreement in respect of any loss, claim, damage, liability or expense arising from V.V. negligence or willful misconduct in performing the services described above. This provision shall survive any termination of V.V. engagement as well as the consummation or abandonment of any Transaction, placement or offering.

14)

Disclaimers. The Company agrees that any and all decisions, actions and results with regards to Global Med’s operating, financial and other business plans are the sole responsibility of Global Med’s management, and that V.V. engagement will in no way expose V.V. to any liability, including but not limited to, liability for any financing, operating, financial, merger, acquisition, managerial, or other results achieved by the Company, as well as the implementation of, or the results achieved by, strategies or business plans on which V.V. has provided review or advice.

15)

Entire Agreement and Governing Law. This Agreement may not be amended or modified except in writing, and supercedes all prior agreements, written or oral, between the parties relating to the same subject matter including an advisory service contract dated March 8, 2004. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

Sincerely,

Steven D. Spence
Managing Partner
Valued Ventures, LLC

By: /s/ Steven D. Spence
     Steven D. Spence, Managing Partner

Global Med Technologies, Inc.

By: /s/ Michael I. Ruxin
      Michael I. Ruxin M.D., Chairman and CEO

SCHEDULE A

Fusion Capital Fund II, LLC